Exhibit 99.A

News For Immediate Release
El Paso Pipeline Partners Reports 2008 Results and Guidance for 2009
HOUSTON, TEXAS, February 26, 2009—El Paso Pipeline Partners, L.P. (NYSE:EPB) is reporting today fourth quarter and full-year 2008 financial and operational results for the partnership as well as its outlook for 2009.
Highlights:
-	Net income increased to $43.1 million from $19.0 million in the fourth quarter of 2007

-	Earnings of $0.37 per common unit in the fourth quarter 2008

-	Increased cash distributions to $0.32 per common and subordinated unit, a 6.7 percent increase from prior quarter

-	WIC Medicine Bow expansion placed into service in October

-	CIG High Plains Pipeline placed into service in November
“I am proud of the financial and operational success we’ve accomplished during the first full year of our partnership,” said Jim Yardley, president and chief executive officer of El Paso Pipeline Partners. “In 2008, we placed five pipeline projects in service, announced two new expansions, and completed our first acquisition, which increased interests in our existing pipeline assets. Most importantly, we are managing this growth while preserving our financial strength and managing liquidity as we look to the future.”

A summary of financial results for the quarters and 12 months ended December 31, 2008 and 2007 are as follows:

	Quarters		Twelve Months
	Ended		Ended
Financial Results	December 31,		December 31,
($ in millions, except per unit amounts)	2008	2007	2008	2007

Operating revenues	$38.1	$29.5	$141.1	$110.4

Operating expenses

Operation and maintenance	9.0	9.5	33.6	27.8

Depreciation and amortization	6.5	3.9	26.1	15.7

Taxes, other than income	1.2	1.0	4.3	3.8

Operating income	21.4	15.1	77.1	63.1

Earnings from unconsolidated affiliates	29.6	4.7	58.8	4.7

Other income, net	0.6	3.3	1.5	7.4

Earnings before interest expenses and taxes (EBIT)	51.6	23.1	137.4	75.2

Interest and debt expense	8.5	4.1	22.9	9.6

Net income	$43.1	$19.0	$114.5	$65.6

Net income per common unit	$0.37	$0.13	$1.22	$0.13
Financial Results
For the quarter and 12 months ended December 31, 2008, El Paso Pipeline Partners reported net income of $43.1 million and $114.5 million, respectively, compared with $19.0 million and $65.6 million, respectively, for the same periods in 2007. EBIT for the quarter and 12 months ended December 31, 2008, were $51.6 million and $137.4 million, respectively, compared with $23.1 million and $75.2 million, respectively, for the same 2007 period. The increase in net income and EBIT for both periods is due primarily to increased earnings from equity investments following the acquisition of additional interests in CIG and SNG, and the completion of pipeline expansion projects, which offset higher operating expenses.
The partnership began recording earnings from its equity investments following the initial contribution of 10 percent interests in Colorado Interstate Gas (CIG) and Southern Natural Gas (SNG) from El Paso Corporation in connection with its initial public offering. Subsequently, the partnership acquired additional 30 percent and 15 percent interests in CIG and SNG on September 30, 2008, respectively, and accounts for these transactions prospectively from the date of acquisition.
Operating income for the quarter and 12 months ended December 31, 2008 was $21.4 million and $77.1 million, respectively, compared with $15.1 million and $63.1 million, respectively, for the same 2007 periods. Operating costs for the quarter increased as a result of public company expenses, acquisition costs, and increased transportation costs related to the acquisition of capacity on third party pipelines to support the Piceance Lateral expansion.
Distributable cash flow for the year ended December 31, 2008 was $146.2 million, with distribution coverage of 1.20 times.
Equity Investments
Following the acquisition of additional ownership interests in CIG and SNG, El Paso Pipeline Partners now owns 40 percent and 25 percent of each, respectively.
Equity earnings from CIG for the quarter and 12 months ended December 31, 2008, were $18.9 million and $29.0 million, respectively. For the quarter and 12 months ended December 31, 2008, the partnership’s share of CIG’s distributable cash flow was $17.4 million and $35.0 million, respectively.
SNG generated equity earnings of $10.7 million and $29.8 million for the quarter and 12 months ended December 31, 2008, respectively. El Paso Pipeline Partners’ share of SNG’s distributable cash flow was $8.8 million, and $32.9 million for the quarter, and 12 months ended December 31, 2008, respectively.
Debt and Interest Expense
For the quarter and 12 months ended December 31, 2008, interest and debt expense was $8.5 million and $22.9 million, respectively. Interest and debt expense relates primarily to amounts borrowed under the partnership’s credit facility and the private placement debt issued September 30, 2008, to finance acquisition of additional ownership interests in CIG and SNG.
Liquidity
El Paso Pipeline Partners maintains a $750 million revolving credit facility, which is underwritten by a diverse group of 25 financial institutions. The facility, which has a November 2012 maturity date, had available capacity of approximately $150 million as of December 31, 2008. The partnership will utilize this facility, cash distributions from its unconsolidated affiliated pipelines, and a $20 demand million note receivable from El Paso Corporation to fund its on-going growth capital expenditures. The partnership does not expect a need to access the capital markets until after 2009.
Capital Projects
During the 12 months ended December 31, 2008, WIC invested $82.7 million, primarily for the Kanda Lateral, Piceance Lateral, and Medicine Bow expansions. Maintenance capital expenditures for the year ended December 31, 2008 were $1.3 million. The partnership was not required to make any capital contributions to either CIG or SNG during 2008. During the quarter, the WIC Medicine Bow expansion and the CIG High Plains Pipeline were placed in service.
2009 Outlook
Building on a successful 2008, the partnership also announced future outlook highlights. In 2009, the partnership expects to generate approximately $180 million of distributable cash flow. This represents an increase of more than 20 percent over 2008, due to higher interests in its equity pipelines CIG and SNG, and recently completed expansion projects.
The partnership expects to spend $64 million in expansion capital, and $2 million in maintenance capital.
CIG and SNG are expected to spend total growth capital of approximately $200 million for expansion projects in 2009, which will be funded by amounts recovered from notes receivable under the cash management program with El Paso, and by capital contributions from their partners, including El Paso Pipeline Partners. The partnership anticipates its share of such capital contributions to be approximately $40 million in 2009.
Webcast Information
El Paso Pipeline Partners has scheduled a live webcast of a review of its 2008 results, and guidance for 2009 on February 26, 2009, beginning at 11:30 a.m. Eastern Time, 10:30 a.m. Central Time, which may be accessed online through El Paso Pipeline Partners’ Web site at www.eppipelinepartners.com in the Investors section. During the webcast, management will refer to slides that will be posted on the Web site. The slides will be available one hour before the webcast and can be accessed in the Investors section. A limited number of telephone lines will also be available to participants by dialing (888) 710-3574 (conference ID # 85268843) ten minutes prior to the start of the webcast.
A replay of the webcast will be available online through the partnership’s Web site in the Investors section. A telephone audio replay will be also available through March 5, 2009 by dialing (800) 642-1687 (conference ID # 85268843). If you have any questions regarding this procedure, please contact Margie Fox at (713) 420-2903.
The partnership’s financial statements, including its December 31, 2008, Form 10-K, will be available in the Investors section of the partnership’s Web site at www.eppipelinepartners.com. Copies of the filed documents, including the partnership’s Quarterly Reports on Form 10-Q are also available, free of charge, by calling (877) 357-2766.
El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage assets. El Paso Corporation owns 72 percent of the limited partner units, and the 2 percent general partner interest. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, an interstate pipeline system serving the Rocky Mountain region, and a 40 percent interest in Colorado Interstate Gas Company which operates in the Rocky Mountain region, and a 25 percent interest in Southern Natural Gas Company, which operates in the southeastern region of the United States. For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.
Disclosure of Non-GAAP Financial Measures
The SEC’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP. The required presentations and reconciliations are attached.
El Paso Pipeline Partners uses the non-GAAP financial measure “earnings before interest expense and income taxes” or “EBIT” to assess the operating results and effectiveness of its businesses. The partnership defines EBIT as net income (loss) adjusted for interest and debt expense. The partnership excludes interest and debt expense so that investors may evaluate the partnership’s operating results without regard to its financing methods or capital structure. El Paso Pipeline Partner’s business operations consist of both consolidated businesses as well as investments in unconsolidated affiliates. As a result, the partnership believes that EBIT, which includes the results of both these consolidated and unconsolidated operations, is useful to its investors because it allows them to evaluate more effectively the performance of all of El Paso Pipeline Partner’s businesses and investments.
El Paso Pipeline Partners uses the non-GAAP financial measure “Distributable Cash Flow” to measure its cash generation ability. The partnership defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense, maintenance capital expenditures, and other income and expenses, net, which primarily includes a non-cash allowance for equity funds during construction (“AFUDC equity”) and other non-cash items. Adjusted EBITDA is defined as net income plus depreciation and amortization expense, interest and debt expense, net of interest income and the partnership’s share of distributions declared by CIG and SNG for the applicable period, less equity in earnings of CIG and SNG. Distribution coverage is distributable cash flow divided by cash distributions.
El Paso Pipeline Partners believes that the non-GAAP financial measures described above are also useful to investors because these measurements are used by many companies in the industry as a measurement of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance of the partnership and to compare the operating and financial performance of the partnership with the performance of other publicly traded partnerships within the industry.
These non-GAAP financial measures may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per unit, cash flow from operating activities or other GAAP operating measurements.

	Twelve Months Ended
Non-GAAP Reconciliation Schedule	December 31,
($ millions)	2008	2007

Net income	$114.5	$65.6

Add: Interest and debt expense	22.9	9.6

EBIT	137.4	75.2

Add: Depreciation and amortization	26.1	15.7

Distributions declared by CIG and SNG	67.9	—

Less: Equity earnings from CIG and SNG	(58.8)	(4.7)

Adjusted EBITDA	172.6	$86.2

Less: Cash interest expense, net	(22.9)

Maintenance capital expenditures	(1.3)

Other, net	(2.2)

Distributable cash flow	$146.2

Non-GAAP Reconciliation Schedule	Twelve Months Ending
($ millions)	December 31, 2009

Net income	$164

Add: Interest and debt expense	34

EBIT	198

Add: Depreciation and amortization	28

Distributions declared by CIG and SNG	98

Less: Equity earnings from CIG and SNG	(105)

Adjusted EBITDA	219

Less: Cash interest expense, net	(34)

Maintenance capital expenditures	(2)

Other, net	(3)

Distributable cash flow	$180

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Pipeline Partners has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to obtain necessary governmental approvals for proposed pipeline projects and to successfully construct and operate such projects; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the risks associated with recontracting of transportation commitments; regulatory uncertainties associated with pipeline rate cases; actions taken by third-party operators, processors and transporters; conditions in geographic regions or markets served by El Paso Pipeline Partners and its affiliates and equity investees or where its operations and affiliates are located; the effects of existing and future laws and governmental regulations; competitive conditions in our industry; changes in the availability and cost of capital; and other factors described in El Paso Pipeline Partners’ (and its affiliates’) Securities and Exchange Commission filings. While these statements and projections are made in good faith, El Paso Pipeline Partners and its management cannot guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. El Paso Pipeline Partners assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made, whether as a result of new information, future events, or otherwise.
Contacts:
Investor-Media Relations
Bruce L. Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906